UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BIMINI CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3305 Flamingo Drive, Vero Beach, Florida, 32963

April [ ], 2016

Dear Stockholder,

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Bimini Capital Management, Inc. to be held at 8:00 a.m., local time, on June 9, 2016, at the office of Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.  We look forward to greeting personally those stockholders who are be able to attend.

The following pages include a formal Notice of Annual Meeting of Stockholders and the Proxy Statement describing the matters expected to be acted upon at the meeting.  We urge you to review these materials carefully and to take part in the affairs of the company by voting on the matters described in the Proxy Statement.

Your vote is important.  Whether you plan to attend the meeting in person or not, we hope you will grant a proxy to vote your shares as soon as possible.  Instructions for voting your shares are on the enclosed proxy card or vote instruction form.  This will ensure representation of your shares if you are unable to attend.  If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

Sincerely,
/s/ Robert E. Cauley
Robert E. Cauley
Chairman of the Board and Chief Executive Officer

BIMINI CAPITAL MANAGEMENT, INC.
3305 Flamingo Drive
Vero Beach, Florida 32963

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2016

To Our Stockholders:

We will hold the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Bimini Capital Management, Inc., a Maryland corporation (the “Company”), at the Company’s office located at 3305 Flamingo Drive, Vero Beach, Florida 32963, on June 9, 2016, at 8:00 a.m., local time, for the following purposes:

1.	To elect one Class I director to serve until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

2.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.	To approve the Rights Agreement dated December 21, 2015;

4.	To approve, by a non-binding vote, the Company’s 2015 executive compensation; and

5.	To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 30, 2016, as the record date for the Annual Meeting. Only holders of record of the Company’s Class A Common Stock and Class B Common Stock as of that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Admission to the Annual Meeting will be by admission ticket only.  If you are a stockholder of record and plan to attend, tear off the admission ticket from the top half of your proxy card and bring it and a photo ID with you so that you may gain admission to the meeting.

If your shares are held through a broker, please contact your broker and request that the broker obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

By Order of the Board of Directors,

/s/ Robert E. Cauley
Robert E. Cauley
Chariman of the Board and CEO

Vero Beach, Florida
April [ ], 2016

BIMINI CAPITAL MANAGEMENT, INC.
3305 Flamingo Drive
Vero Beach, Florida 32963
(772) 231-1400

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2016

This Proxy Statement is being furnished to the holders of Class A Common Stock and Class B Common Stock of Bimini Capital Management, Inc., a Maryland corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the 2016 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the office of Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963, on June 9, 2015, at 8:00 a.m., local time, or at any postponement or adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting.  Unless the context requires otherwise, references in this Proxy Statement to “we,” “us” and the “Company” refer to Bimini Capital Management, Inc.

This Proxy Statement, the enclosed proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2015 (together, our “2015 Annual Report”), are being mailed to stockholders on or about April [  ], 2016.  If the enclosed proxy card or vote instruction form is executed and returned, it nevertheless may be revoked by the stockholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by submitting revised instructions to us by telephone or via the Internet, in accordance with the instructions on the enclosed proxy card or vote instruction form, as to how you would like your shares voted.  A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote in person if so desired.

Admission to the Annual Meeting will be by admission ticket only.  If you are a stockholder of record and plan to attend, tear off the admission ticket from the top half of your proxy card and bring it and a photo ID with you so that you may gain admission to the meeting.  If your shares are held through a broker, please contact your broker and request that the broker obtain an admission ticket for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

Unless revoked or unless contrary instructions are given, each proxy that is properly signed, dated and returned or authorized by telephone or Internet in accordance with the instructions on the enclosed proxy card or vote instruction form prior to the start of the Annual Meeting, will be voted as indicated on the proxy card or via telephone or the Internet and if no indication is made, each such proxy will be deemed to grant authority to vote, as applicable:

Proposal 1:  FOR the election of the Class I director nominee to serve until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified (the “Class I Director Election Proposal”); and

Proposal 2:  FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016 (the “Auditor Proposal”); and

Proposal 3:  FOR the approval of the Company’s Rights Agreement dated December 21, 2015; and

Proposal 4:  FOR the approval of the Company’s 2015 executive compensation; and

At the discretion of the persons named in the enclosed Proxy Card, on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEE LISTED UNDER THE CLASS I DIRECTOR ELECTION PROPOSAL, “FOR” THE AUDITOR PROPOSAL, “FOR” THE RIGHTS AGREEMENT PROPOSAL AND “FOR” THE EXECUTION COMPENSATION PROPOSAL.

FREQUENTLY ASKED QUESTIONS

When and where is the Annual Meeting?

The Annual Meeting will be held at the office of Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963, on Thursday, June 9, 2016, at 8:00 a.m., local time.

Why am I receiving these proxy materials?

You are receiving these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the 2016 Annual Meeting of Stockholders.

If your shares were registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., as of the close of business on March 30, 2016, you are considered a stockholder of record, and we have sent you this Notice of Annual Meeting and Proxy Statement, together with the enclosed proxy card and our 2015 Annual Report.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on March 30, 2016, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you this Notice of Annual Meeting and Proxy Statement, together with the enclosed vote instruction form and our 2015 Annual Report.

You have the right to direct your bank, broker or other nominee on how to vote your shares by completing and returning the vote instruction form or by instructing your bank, broker or other nominee by following the telephone or Internet voting instructions provided.

What am I voting on?

You are voting on the two proposals summarized below.  Further details of each proposal are included in the next section entitled “Matters to Be Considered at the Annual Meeting.”

•	Proposal 1: To elect one Class I director (nominee Frank E. Jaumot) to serve until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

•	Proposal 2: To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016.

•	Proposal 3: To approve the Rights Agreement dated December 21, 2015;

•	Proposal 4: To approve, by a non-binding vote, the Company’s 2015 executive compensation; and

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR the election of the Class I director nominee to serve until the 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified; and

•	Proposal 2: FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•	Proposal 3: FOR the approval of the Company’s Rights Agreement dated December 21, 2015; and

•	Proposal 4: FOR the approval of the Company’s 2015 executive compensation.

What are my choices when voting?

•	Proposal 1: You may cast your vote in favor of the election of the Class I director nominee, against the election of the Class I director nominee, or you may elect to abstain from voting your shares.

•	Proposal 2: You may cast your vote in favor of the ratification of BDO USA, LLP, against the ratification of BDO USA, LLP, or you may elect to abstain from voting your shares.

•	Proposal 3: You may cast your vote in favor of the Company’s Rights Agreement, against the Company’s Rights Agreement, or you may elect to abstain from voting your shares.

•	Proposal 4: You may cast your vote in favor of the 2015 executive compensation, against the 2015 executive compensation, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

The Board of Directors is asking for your proxy. Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how to vote, your shares will be voted as follows:

•	Proposal 1: FOR the election of the Class I director nominee to serve until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

•	Proposal 2: FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2016;

•	Proposal 3: FOR the Company’s Rights Agreement; and

•	Proposal 4: FOR approval of the Company’s 2015 executive compensation.

How do I vote?

You may grant a proxy to vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage paid envelope provided.

•	By Internet: Log onto the website indicated on your proxy card or vote instruction form and follow the instructions provided.

•	By telephone: Call the toll-free number shown on your proxy card or vote instruction form and follow the voice prompts.

Alternatively, you may attend the Annual Meeting in person and use a ballot to cast your vote.  If you grant a proxy by the Internet or by telephone to vote your shares, you do not need to send in the proxy card or vote instruction form.  The deadline for Internet and telephone proxy authorization will be 6:00 p.m., Eastern Time, on June 8, 2016.  If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

What vote is needed for the proposals to be adopted?

As of the close of business on the record date, March 30, 2016, there were 12,631,627  shares of the Company’s Class A Common Stock and 31,938 shares of the Company’s Class B Common Stock issued and outstanding, representing the only classes of voting stock of the Company issued and outstanding as of such date.  Each holder of Class A Common Stock and each holder of Class B Common Stock is entitled to cast one vote per share of Class A Common Stock or Class B Common Stock held on each matter that properly comes before the Annual Meeting.  Holders of shares of Class A Common Stock and Class B Common Stock vote together as one class in all matters, except that matters that would adversely affect the rights and preferences of only one class must be separately approved by the holders of the adversely affected class.

•
Quorum:   In order to conduct the Annual Meeting, the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is required.  This is referred to as a quorum.  Pursuant to Maryland law, abstentions and broker non-votes are counted as present in determining the presence of a quorum.  If you submit a properly executed proxy card or authorize a proxy by telephone or by Internet, you will be treated as present at the Annual Meeting for purposes of determining the presence of a quorum.  Proxy cards marked as abstaining and broker non-votes on any proposal to be acted on by stockholders will be treated as present at the Annual Meeting for purposes of determining the presence of a quorum.

•
Proposals:   The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of directors.  For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.  The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of BDO USA, LLP, to approve the Rights Agreement and to approve the executive compensation proposal.  For purposes of the votes on these proposals, abstentions and broker non-votes will have the same effect as votes against the proposal.

Who will count and certify the votes?

Representatives of Broadridge Financial Solutions, Inc. and the inspector of elections will count the votes and certify the election results.  The inspector of elections is our Controller and Vice President, Jerry Sintes.  The results will be published in a current report on Form 8-K to be filed after the Annual Meeting.

What does it mean if I receive more than one proxy card?

It means you have multiple accounts registered with our transfer agent or with stock brokers or other nominees.  Please complete and provide your voting instructions for all proxy cards and vote instruction forms that you receive.

Will my shares be voted if I do not sign and return my proxy card?

Possibly. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” considered at the meeting, including the ratification of BDO USA, LLP as our independent registered public accounting firm, or leave your shares unvoted.  For any “non-routine matters” considered at the meeting, including the election of our Class I director, the Rights Agreement proposal and the executive compensation proposal, your broker or other nominee would not be able to vote on such matters.  We encourage you to provide instructions to your nominee by completing the vote instruction form or proxy card that you have received.  This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change my vote?

You have the right to revoke your proxy at any time before the Annual Meeting.  If you are a holder of record, you may contact our corporate secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet or the telephone to authorize a new proxy and revoke your old proxy, even if you previously mailed in a proxy card.  The latest-dated, properly completed proxy that you submit, whether through the Internet, by telephone or by mail will count as your vote.  Please note that if you submit a later proxy authorization by mail, your re-authorization will not be effective unless it is received by our corporate secretary prior to the start of the Annual Meeting.  If your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions.

How can I attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders who are entitled to vote or their authorized representatives.  If you are a holder of record and wish to attend the Annual Meeting, tear off the Admission Ticket attached to the top half of your proxy card and bring it and a photo ID with you to gain admission to the meeting.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting, you must bring other proof of ownership, such as an account statement, that clearly shows that you held Bimini Capital Management, Inc. common stock on the record date, or a legal proxy obtained from your bank, broker or other nominee.  You must also bring a photo ID.  Alternatively, you may obtain an admission ticket by sending your request and a copy of your proof of ownership to our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963 provided that your request is received by the Company before the meeting.

No cameras, recording equipment, cell phones, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas.  All items will be subject to search.

Can I view or receive these materials electronically?

This Proxy Statement and our 2015 Annual Report are available online at www.biminicapital.com.  From the home page, select the “Financial Information” tab to view or download the materials.

If you hold your shares in street name, you must contact your bank, broker or other nominee to consent to electronic delivery.  By choosing to access your proxy materials electronically in the future, you will save the company the cost of printing and mailing these documents to you and help conserve natural resources.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, the charters of each standing committee of our Board of Directors, our Code of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Corporate Governance section of our website at www.biminicapital.com.  In addition, this information is available in print to any stockholder who requests it by contacting our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

What proxy solicitation expenses will be incurred in connection with this meeting?

Our Board of Directors is asking for your proxy and we will pay all of the costs of asking for stockholder proxies.  We can ask for proxies through the mail or personally by telephone or the Internet.  Our directors, officers and employees of the Company may solicit proxies.  These people do not receive additional compensation for these services.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock held of record by them.  Broadridge Financial Solutions, Inc. assists us with certain administrative functions related to the distribution of the proxy, but is not acting as a solicitor.

How can I submit a proposal for consideration at the 2017 Annual Meeting?

To be considered for the 2017 Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.  No proposal can be included in our proxy statement for the 2017 Annual Meeting of Stockholders unless it is received by our corporate secretary no later than December 30, 2016 (120 days prior to the anniversary date of our proxy statement for our 2016 annual meeting).  The proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

Any stockholder whose proposal is not included in our proxy statement relating to the 2017 Annual Meeting of Stockholders and who intends to present a matter for consideration at such meeting must give notice to our corporate secretary in accordance with Section 1.11 of our Amended and Restated Bylaws and such matter must otherwise be a proper matter for stockholder action.  For our 2017 Annual Meeting of Stockholders, any such notice must be received by our corporate secretary no later than April 10, 2017, and no earlier than March 11, 2017 (not less than 60 days, or more than 90 days prior to the anniversary date of our 2016 annual meeting).

How can I recommend someone as a candidate for director?

A stockholder who wishes to recommend a candidate for director of the Company may write to Chair, Corporate Governance and Nominating Committee of the Board of Directors, c/o Corporate Secretary, Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

To be effective for consideration at the 2017 Annual Meeting of Stockholders, the recommendation must be received by our corporate secretary no later than April 10, 2017, and no earlier than March 11, 2017 and must include information about the nominating stockholder and the nominee that is required to be included in a proxy statement under the rules of the Securities and Exchange Commission.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:  TO ELECT ONE CLASS I DIRECTOR TO SERVE UNTIL
THE 2019 ANNUAL MEETING OF STOCKHOLDERS AND
UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIED.

One director is nominated for election as a Class I director to serve until the 2019 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier retirement, death or resignation.  It is intended that the shares represented by each proxy for which no voting instructions have been given will be voted for the nominee for director set forth below who is an incumbent director, or for any substitute nominee designated by our Board of Directors in the event the nominee becomes unavailable for election.  The principal occupation of, and certain other information regarding, the Class I director nominee and our continuing directors, as of March 30, 2016, is set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTEFOR
THE ELECTION OF THE CLASS III DIRECTOR NOMINEE.
_____________________

Class I Director Nominee — Term Expires in 2019
_____________________

FRANK E. JAUMOT, 59
Director Since 2009

Frank E. Jaumot has been the Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco & Company, P.A. since 1991, and is a shareholder in that firm.  From 1979 to 1991, Mr. Jaumot was associated with Deloitte & Touche LLP. Mr. Jaumot is a certified public accountant in Florida and Ohio and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He has served on the Board of Directors of MasTec, Inc. since September 2004, and on the Board of Directors of Vapor Corp. from April 2014 to July 2015.  Mr. Jaumot is also on the Board of Directors for Junior Achievement of South Florida, Inc., a not-for-profit entity. Mr. Jaumot previously served on the Board of Directors of PPOA Holding, Inc.

As an accountant with over 35 years of experience, Mr. Jaumot provides our Board with significant accounting, financial reporting and tax expertise. His experience enhances the Board’s ability to identify and evaluate accounting and tax issues. Mr. Jaumot also has corporate governance experience from serving on other boards of publicly held companies.
_____________________

 Continuing Class II Director — Term Expires in 2017
_____________________

ROBERT E. CAULEY, 57
Director Since 2003

Robert E Cauley has served as Chairman of the Board and Chief Executive Officer of the Company since 2008 and is one of the Company’s founders. He served as Chief Financial Officer and Chief Investment Officer of the Company from 2003 to 2008. He has also served as Chairman, President and Chief Executive Officer of Orchid Island Capital, Inc. ("Orchid") since its formation in August 2010.  Orchid invests in residential mortgage backed securities, and it is externally managed and advised by a wholly-owned subsidiary of the Company.  Prior to co-founding the Company, he was Vice President, Portfolio Manager at Federated Investment Management Company in Pittsburgh, Pennsylvania, where, from 1996 until September 2003, he served as a lead portfolio manager, co-manager, or assistant portfolio manager of $4.25 billion (base capital, unlevered amount) in mortgage and asset backed securities funds. From 1994 to 1996, he was an associate at Lehman Brothers in the asset-backed structuring group. From 1992 to 1994, he was a credit analyst in the highly levered firms group and the aerospace group at Barclay’s Bank. Mr. Cauley has invested in, researched, or structured almost every type of mortgage-backed security. Mr. Cauley, who is a CFA and a CPA, received his MSIA in finance and economics from Carnegie Mellon University and his BA in accounting from California State University, Fullerton. Mr. Cauley served in the United States Marine Corps for four years.

Mr. Cauley brings to our Board in-depth knowledge of investing in fixed income securities, particularly mortgage-backed securities. Thirteen years of his fixed income investing experience has been within the context of a REIT. Mr. Cauley has experience in significant leadership positions within the Company, including as the current CEO and as the former CFO and CIO, which allows him to provide the Board with strategic insights. Mr. Cauley also has an in-depth understanding of accounting issues, as well as experience in the mortgage-backed securities field prior to joining the Company.

_____________________

Continuing Class III Director — Term Expires in 2018
_____________________

ROBERT J. DWYER, 72
Director Since 2007

Robert J. Dwyer retired from Morgan Stanley Dean Witter in 1999 as Executive Vice President-National Sales Director, having served in that role from 1990 until his retirement. Prior to that, Mr. Dwyer was Director of Taxable Fixed Income for Morgan Stanley Dean Witter. He currently serves on the Board of Directors of the Bank of New York Optima Fund, and he has served as a member of the Board of Directors of MasTec, Inc. since October 2004.  Mr. Dwyer has over 30 years of experience in financial markets, capital markets, and mergers and acquisitions.

Mr. Dwyer has numerous charitable and civic interests. He currently serves on the investment committee for the Vincentian Order. He also is Chairman of the Dwyer Family Foundation, which supports a number of health and social programs. He has previously served as Chairman of the Board of Trustees for Niagara University.

Mr. Dwyer provides our Board with significant experience in investment banking and corporate finance matters. Mr. Dwyer’s service on the boards and investment committees of other entities also allows him to provide insight on corporate governance matters and financing transactions.

PROPOSAL 2:  TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Our Audit Committee has selected the accounting firm of BDO USA, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016, subject to ratification of this appointment by our stockholders.  Action by stockholders is not required by law in the appointment of an independent registered public accounting firm, but this appointment is submitted by the Board of Directors in order to give the stockholders a voice in the designation of auditors.  If the appointment is not ratified by the stockholders, the Board of Directors will reconsider its choice of BDO USA, LLP as our independent registered public accounting firm.  BDO USA, LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity.  BDO USA, LLP has served as our independent registered public accounting firm since April 17, 2008 and audited our consolidated financial statements for the years ended December 31, 2008 through 2015.

The Company anticipates that a representative of BDO USA, LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTEFOR
THE RATIFICATION OF THE SELECTION OF BDO USA, LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:  TO APPROVE THE RIGHTS AGREEMENT DATED DECEMBER 21, 2015.

Our shareholders are being asked to approve the Rights Plan (“Rights Plan”) that our Board of Directors adopted on December 21, 2015 in an effort to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (“NOLs) under Sections 382 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). As of December 31, 2015, the Company had approximately $21 million of net operating loss carryforwards (“NOLs”), and the Company’s wholly owned subsidiary, MortCo TRS, LLC (“MortCo”), had approximately $261 million of NOLs. The Rights Plan is intended to reduce the risk of a substantial loss of potential tax benefits arising from our NOLs and certain other tax attributes. Our Board has unanimously recommended and declared advisable that our shareholders approve the Rights Plan.

Background and Purpose of the Rights Plan

Due to the growth of its investment advisory business during 2015, in December 2015 the Board of Directors (the “Board”) of the “Company conducted an evaluation of the Company’s assets and business to determine whether the Company qualified to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. As part of this evaluation, the Company engaged ValueScope, Inc. to provide the Board with a valuation of Bimini Advisors, Inc. (“Advisors”), which conducts the Company’s investment advisory business.  Advisors is one of the Company’s taxable REIT subsidiaries (“TRSs”). Based on this evaluation, the Board concluded that the valuation of Advisors relative to the Company’s total assets exceeded 25% as of September 30, 2015, with the value of Advisors likely to increase in the future. To satisfy the REIT requirements, the value of the securities of the Company’s TRSs relative to the Company’s total assets cannot exceed 25% at the end of any calendar quarter. As a result, the Company did not satisfy this REIT test as of September 30, 2015.

As of December 31, 2015, the Company had approximately $21 million of net operating loss carryforwards (“NOLs”), and the Company’s wholly owned subsidiary, MortCo TRS, LLC (“MortCo”), had approximately $261 million of NOLs. These NOLs can, subject to the discussion below regarding an “ownership change,” be used by the Company and MortCo to reduce their federal income tax liabilities. By filing a consolidated federal income tax return and completing certain internal restructurings, these NOLs can also be used to offset income from Advisors.  Because Advisors is a C-corporation, if the Company was a REIT for 2015 it would have been responsible for federal income taxes and would have paid additional taxes in the future if the income of Advisors’ investment advisory business continues to grow. Because the Company no longer satisfies the REIT test described above and to reduce the amount of taxes to be paid by Advisors and the Company, the Company completed certain internal restructurings in order to maximize its ability to take advantage of the NOLs. As a result, the Company does not anticipate that it or its subsidiaries, including Advisors, will incur a significant federal income tax liability until the expiration of the NOLs.

In order to protect against a possible limitation on the Company’s ability under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), to use its and its subsidiaries’ NOLs to reduce potential future federal income tax obligations, on December 21, 2015 the Board adopted the Rights Plan and declared a distribution of one preferred stock purchase right (“Right”) for each outstanding share of the Company’s Class A common stock, par value $0.001 per share (“Class A common stock”), Class B common stock, par value $0.001 per share (“Class B common stock”) and Class C common stock, par value $0.001 per share (“Class C common stock”). The distribution was paid to stockholders of record as of the close of business on December 21, 2015.

The description and terms of the Rights are set forth in the Rights Agreement dated December 21, 2015, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.  No stockholder approval is required for adoption of the Rights Plan. However, the Company is submitting the Rights Plan to our stockholders for approval as a matter of best practice. The ability to use these NOLs would be limited if there was an “ownership change” under Section 382 of the Code. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382 of the Code.

The Rights Plan is intended to act as a deterrent to any person or group acquiring 4.9% or more of the Company’s outstanding Class A common stock (an “Acquiring Person”) without the approval of the Board. Stockholders who own 4.9% or more of the Company’s outstanding Class A common stock as of the close of business on December 21, 2015 will not trigger the Rights Plan so long as they do not (i) acquire any additional shares of Class A common stock or (ii) fall under 4.9% ownership of Class A common stock and then re-acquire additional shares so that they own 4.9% or more of the Class A common stock. The Rights Plan does not exempt any future acquisitions of Class A common stock by such persons.  Any Rights held by an Acquiring Person are void and may not be exercised.  No Person shall be an Acquiring Person unless the Board shall have affirmatively determined, in its sole and absolute discretion, within ten (10) business days (or such later time as the Board may determine) after such person has otherwise met the requirements of becoming an Acquiring Person, that such person shall be an Acquiring Person.

Description of Rights Plan

The Rights. The Board authorized the issuance of one Right per each outstanding share of the Company’s Class A common stock, Class B common stock and Class C common stock payable to stockholders of record as of the close of business on December 21, 2015. Subject to the terms, provisions and conditions of the Rights Plan, if the Rights become exercisable, each Right would initially represent the right to purchase from the Company one ten-thousandth of a share of Series A Preferred Stock (as defined below) for a purchase price of $4.76, subject to adjustment in accordance with the terms of the Rights Plan (the “Purchase Price”). If issued, each fractional share of Series A Preferred Stock would give the stockholder approximately the same distribution, voting and liquidation rights as does one share of the Company’s Class A common stock. However, prior to exercise, a Right does not give its holder any rights as a stockholder of the Company, including without limitation any distribution, voting or liquidation rights.

Exercisability. The Rights will generally not be exercisable until the earlier of (i) 10 business days after a public announcement by the Company that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% or more of the Class A common stock.

The date that the Rights may first become exercisable is referred to as the “Distribution Date.” Until the Distribution Date, the Class A common stock, Class B common stock and Class C common stock certificates will represent the Rights and will contain a notation to that effect. Any transfer of shares of Class A common stock, Class B common stock and/or Class C common stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights may be transferred other than in connection with the transfer of the underlying shares of Class A common stock, Class B common stock or Class C common stock.

After the Distribution Date and following a determination by the Board that a person is an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Class A common stock, Class B common stock or Class C common stock, as the case may be, having a market value of two times the Purchase Price (or, at our option, shares of Series A Preferred Stock or other consideration as provided in the Rights Plan).

Exchange. After the Distribution Date and following a determination by the Board that a person or group is an Acquiring Person, the Board may exchange the Rights (other than Rights owned by such an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Class A common stock, Class B common stock or Class C common stock, as the case may be, or a fractional share of Series A Preferred Stock (or of a share of a similar class or series of the Company’s preferred stock having similar Rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

Expiration. The Rights and the Rights Plan will expire on the earliest of (i) December 21, 2025, (ii) the time at which the Rights are redeemed pursuant to the Rights Plan, (iii) the time at which the Rights are exchanged pursuant to the Rights Plan, (iv) the repeal of Section 382 of the Code or any successor statute if the Board determines that the Rights Plan is no longer necessary for the preservation of the applicable tax benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no applicable tax benefits may be carried forward and (vi) the close of business on June 30, 2016 if approval of the Rights Plan by the Company’s stockholders has not been obtained.

Redemption. At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Anti-Dilution Provisions. The Board may adjust the Purchase Price, the number of shares of Series A Preferred Stock or other securities issuable and the number of outstanding Rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a forward or reverse stock split or a reclassification of the preferred shares or Class A common stock, Class B common stock or Class C Common Stock. No adjustments to the Purchase Price of less than 1% will be made.

Anti-Takeover Effects.  While this was not the purpose of the Board when adopting the Rights Plan, the Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company even if such acquisition may be favorable to the interests of the Company’s stockholders.  Because the Board can redeem the Rights, the Rights should not interfere with a merger or other business combination approved by the Board.

Amendments. Before the Distribution Date, the Board may amend or supplement the Rights Plan without the consent of the holders of the Rights. After the Distribution Date, the Board may amend or supplement the Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Rights Plan, but only to the extent that those changes do not impair or adversely affect, in any material respect, any Rights holder and do not result in the Rights again becoming redeemable, and no such amendment may cause the Rights again to become redeemable or cause this Rights Plan again to become amendable other than in accordance with the applicable timing of the Rights Plan.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan and the exhibits thereto, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on December 21, 2015.

Certain Considerations Relating to the Rights Plan

The Board believes that attempting to protect the NOLs is in the best interests of the Company and the stockholders.  We cannot, however, eliminate the possibility that an ownership change will occur even if the Rights Plan is approved   You should consider the factors below when making your decision.

•
Future Use of the NOLs is Uncertain.  Our use of the NOLs depends on our ability to generate taxable income in the future.  There can be no assurance that we will have taxable income in any applicable period, or if we do, that we will have NOLs in an amount equal to our taxable income.

•
Potential Challenge to the NOLs.  The amount of the NOLs has not been audited or otherwise validated by the Internal Revenue Service (“IRS”).  The IRS could challenge the amount of the NOLs, which could result in an increase in our liability in the future for income taxes.  In addition, determining whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of the Section 382 provisions and because of limitations on the knowledge that any publicly traded company can have about the ownership of its securities on a timely basis.  Therefore, we cannot assure you that the IRS or another taxing authority will not claim that we experienced an ownership change and attempt to reduce the benefit of the NOLs available to us at such time, even if the Rights Plan is in place.

•
Continued Possibility of Ownership Change.  Although the Rights Plan is intended to diminish the likelihood of an ownership change, there can be no assurance that an ownership change will not occur.  In addition, our Board of Directors may determine that it is in our bests interests, taking into account all relevant facts and circumstances at the time, to permit the acquisition of common stock in one or more transactions that constitute an ownership change.  In each such case, we may lose all or a portion of the tax benefits associated with our prior losses.

•
Potential Effects on Liquidity.  The Rights Plan is intended to deter persons or groups of persons from acquiring beneficial ownership of our common stock in excess of the specified limitations.  A stockholder’s ability to dispose of our common stock may be limited if the Rights Plan reduces the number of persons willing to acquire our common stock or the number of shares they are willing to acquire.

•
Anti-Takeover Effect.  The Board adopted the Rights Plan in order to protect the Company’s ability to use its NOLs.  However, notwithstanding its purpose, the Rights Plan may have the effect of inhibiting or impeding a change in control that is not approved by our Board of Directors, thereby adversely affecting our stockholders’ ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE RIGHTS PLAN.

PROPOSAL 4: TO APPROVE, BY A NON-BINDING VOTE, THE COMPANY’S 2015 EXECUTIVE COMPENSATION.

We are asking our stockholders to provide a non-binding “say-on-pay” advisory approval of the 2015 compensation of our Named Executive Officers, as we have described in the “Executive Compensation” section of this Proxy Statement.

Our Board unanimously recommends you vote FOR the following resolution regarding the “say-on-pay” vote approving executive compensation:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and any related material disclosed in this Proxy Statement.

Our Board believes that we have an executive compensation program that has allowed the Company to retain top-quality executives who have been appropriately motivated to act in the best interests of our stockholders.  We believe our executive compensation program encourages executives to act in the best interest of the Company and its stockholders.  Our executive compensation program is described below under the headings “Compensation of Executive Officers” and “Analysis of Executive Compensation.”

Accordingly, our Board requests that our stockholders vote to approve our 2015 executive compensation.  While this vote is not binding on our Company, it will provide information to our Compensation Committee and our management regarding investor sentiment about our executive compensation philosophy, policies and practices.  We will consider this information when determining executive compensation for 2016 and beyond.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2015 EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

Board Composition

The Company’s business, property and affairs are managed under the direction of the Board of Directors.  The Board is currently comprised of three directors divided into three classes, with one director representing each class. Terms of the classes are staggered, with one class standing for election each year.  The Board is elected by stockholders to oversee management of the Company in the long-term interests of all stockholders.

Director Independence

Pursuant to Item 407(a)(1)(ii) of Regulation S-K of the Securities and Exchange Commission, the Board is required to affirmatively determine and disclose the independence of each director, and nominee for election as a director, based on the director independence standards of a national securities exchange or an inter-dealer quotation system having certain director independence requirements notwithstanding that the Company is not currently listed on any such exchange and the Company’s securities are not currently quoted in any such inter-dealer quotation system.  The Board has determined to use the definition of “independent director” as set forth in the Marketplace Rules of The Nasdaq Stock Market, LLC.  Based on such definition, the Board has affirmatively determined that the following directors are “independent” within the meaning of Rule 5605(a)(2) of the Marketplace Rules and have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director:

Robert J. Dwyer
Frank E. Jaumot

Notwithstanding the determination described above, the Board has determined that Mr. Jaumot is not “independent” under the stricter definition of that term that is contained in Rule 5605(c)(2) of the Marketplace Rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934.  That stricter definition of “independent” is applied for purposes of service on the Company’s Audit Committee.  Services provided to the Company by Ahearn, Jasco & Company, P.A., a CPA firm in which Mr. Jaumot is a shareholder, cause Mr. Jaumot to not be “independent” for Audit Committee purposes.  In addition, the Board has determined that Robert E. Cauley is not “independent” for purposes of the Marketplace Rules because he is an officer and employee of the Company.

Board Meetings and Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  The charter of each Board committee is available on the Corporate Governance section of the Company’s website at www.biminicapital.com and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.  The following table reflects the composition of each of the Board’s standing committees as of March 30, 2016:

Audit	Compensation	Corporate Governance and
Committee	Committee	Nominating Committee
Robert J. Dwyer*+	Robert J Dwyer*	Robert J. Dwyer*
	Frank E. Jaumot	Frank E. Jaumot
____________________
*	Current Committee Chair.
+	Audit Committee Financial Expert.

During 2015, the Board held eight meetings, the Audit Committee held six meetings, the Corporate Governance and Nominating Committee held two meetings and the Compensation Committee held three meetings.  During 2015, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which such person was a director) and the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).   It is the Company’s policy for Board members to attend the Annual Meeting of the Stockholders.  In 2015, all three Board members attended the Annual Meeting of the Stockholders.

Board Structure and Role in Risk Oversight

Board Leadership Structure

The Board has not separated the positions of Chairman of the Board and Chief Executive Officer.  Robert E. Cauley holds these positions and he leads the Company’s Board meetings.  The Board believes Mr. Cauley’s extensive experience and knowledge regarding the Company’s business positions him to provide the most effective and competent leadership of the Company and the Board. Given his experience with the Company, Mr. Cauley has the familiarity and expertise to best understand opportunities and risks facing the Company, and the Board believes that he is in the best position to lead both the Company and the Board.  The Company’s lead independent director is Robert J. Dwyer.  Mr. Dwyer is the chair of the Company’s existing Board Committees, and in that capacity, he is able to call meetings, set agendas and direct the attention of those Committees on a wide range of corporate matters.  Given the nature and scope of the Company’s current operations, the Company’s small management team and the limited number of Company employees, the Board believes that the Company’s current leadership structure is appropriate.

Board Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees.  The Audit Committee oversees management of financial risks and risks relating to potential conflicts of interest, the Compensation Committee is responsible for overseeing the management of risks relating to compensation arrangements, and the Nominating and Corporate Governance Committee manages risks associated with the size, composition and independence of the Board.  These Committees provide reports periodically to the full Board.  The oversight responsibility of the Board and its Committees is supported by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks. These areas of focus include strategic, operational, financial and reporting, compensation, legal and compliance, and other risks.  The management reporting process includes regular reports from the Chief Executive Officer, which are provided with input from the senior management team.

Audit Committee

The Audit Committee’s charter, which may be accessed on the Corporate Governance section of our website at www.biminicapital.com, describes the composition, purposes and responsibilities of the committee.  Among other things, the charter provides that the committee will be comprised of at least one director as appointed by the Board, who shall meet the independence and audit committee composition requirements under applicable law and stock exchange listing standards as in effect from time to time and shall be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee.

The functions of the committee are primarily to review with our independent registered public accounting firm their reports concerning audit findings related to the Company’s annual and quarterly financial statements, internal controls and procedures and disclosure controls and procedures.  The committee also appoints our independent registered public accounting firm and assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters.

The Board has determined that the Chair of the committee, Mr. Robert J. Dwyer, is an “audit committee financial expert” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and an Independent Director according to the Marketplace Rules of The Nasdaq Stock Market, LLC.  Mr. Dwyer is also independent in accordance with the applicable law and stock exchange listing standards.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee has selected BDO USA, LLP as the Company’s independent registered public accounting firm for 2016 and such firm has audited the Company’s annual consolidated financial statements for 2008 through 2015.  The Company anticipates that representatives of BDO USA, LLP will be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity to do so if they desire), they will be available to respond to appropriate questions from stockholders.

Fee Disclosure

The following table lists the fees for services rendered by BDO USA, LLP, our independent registered public accounting firm, for the years ended December 31, 2015 and 2014:

Fee Category	2015	2014
Audit Fees1	$275,000	$901,643
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$275,000	$901,643

1
Fees related to the audit of the consolidated financial statements, consents, quarterly reviews, consultations concerning financial accounting and reporting standards arising during the audits.  During 2014, Orchid Island Capital, Inc. (“Orchid”) was a variable interest entity of the Company.  As a result, the financial statements of Orchid were consolidated with the financial statements of the Company.  The 2014 fees set forth above therefore include $425,000 for the quarterly reviews and audit of Orchid’s financial statements during and for the year ended December 31, 2014 and $124,243 for the audit related services performed in connection with Orchid’s filing of registration statements during 2014 with the SEC.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. All of the fees reflected above were approved by our Audit Committee and the Audit Committee of Orchid, as applicable.

Transactions with Related Persons

Pursuant to its committee charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related person transactions.  Related person transactions include those transactions required to be disclosed by Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.  As the Company is currently a “smaller reporting company” within the meaning of Regulation S-K, Item 404 requires disclosure of any transaction, since the beginning of the Company’s fiscal year immediately preceding the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which a related person had or will have a direct or indirect material interest.  The term “related person” is defined in Item 404 and includes the Company’s directors, nominees for director, executive officers and each of their respective immediate family members, as well as any person that beneficially owns more than 5% of any class of the Company’s voting stock and each such person’s immediate family members, where applicable.

In fulfilling its responsibility, the Audit Committee will review the relevant facts of each related person transaction or series of related transactions and either approve, ratify or disapprove such transaction or transactions.  The Audit Committee will take into account such factors as it deems necessary or appropriate in deciding whether to approve, ratify or disapprove any related person transaction, including any one or more of the following:

•	The terms of the transaction;
•	The benefits to the Company of the transaction;
•	The availability of other sources for comparable products or services;
•	The terms available to unrelated third parties or to employees generally; and
•
The impact on a director’s independence in the event that such director is a party to the transaction or such director, an immediately family member of such director, or an entity in which such director is an executive officer or has a direct or indirect material interest is a party to the transaction.

No director may participate in any consideration or approval of a related person transaction with respect to which such director or any of such director’s immediate family members is the related person or has a direct or indirect material interest.  Related person transactions will only be approved if they are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders.

On an annual basis, the Company solicits information from each of the Company’s directors and executive officers to identify related person transactions.  If a related person transaction that has not been previously approved or previously ratified is identified, the Audit Committee will promptly consider all of the relevant facts.  If the transaction is ongoing, the Audit Committee may ratify or request the rescission, amendment or termination of the related person transaction.  If the transaction has been completed, the Audit Committee may seek to rescind the transaction where appropriate and may recommend that the Board or the Company take appropriate disciplinary action where warranted.  In addition, the Audit Committee will generally review any ongoing related person transactions on an annual basis to determine whether to continue, modify or terminate such related person transactions.

Mr. Jaumot is the Director of Accounting and Auditing and a shareholder of the certified public accounting firm Ahearn, Jasco & Company, P.A.  Ahearn, Jasco & Company, P.A. has provided tax, accounting, and SEC consulting services to the Company since its founding in 2003 and is expected to continue providing such services in the future.  Mr. Jaumot has been directly involved with services provided by Ahearn, Jasco & Company, P.A. to the Company.  During fiscal years 2015 and 2014, the Company paid Ahearn, Jasco & Company, P.A. approximately $82,000 and $83,000, respectively, and from January 1, 2016 through March 31, 2016, the Company has been billed approximately $40,000 for services performed in 2016.  The Audit Committee has reviewed the engagement of Ahearn, Jasco & Company, P.A. and Mr. Jaumot’s position on the Board of Directors, and determined that the engagement of Ahearn, Jasco & Company, P.A. is in the best interests of the Company.  The Audit Committee will annually review this engagement.

Compensation Committee

The Compensation Committee’s charter, which may be accessed on the Corporate Governance section of our website at www.biminicapital.com, describes the composition, purposes and responsibilities of the committee.  Among other things, the charter provides that the committee will be comprised of at least one director as appointed by the Board, each of whom shall meet the independence requirements under applicable law and stock exchange listing standards as in effect from time to time and shall be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the committee.  The Compensation Committee reviews and establishes or recommends to the Board the compensation and benefits of all of the Company’s executive officers, administers the Company’s incentive compensation plans and establishes and reviews general policies relating to compensation and benefits of the Company’s employees.  Recommendations regarding compensation of other non-executive officers are made by our Chief Executive Officer.

The Compensation Committee has the sole authority under its charter to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms.  The Compensation Committee did not engage any compensation consultants during 2015.  Rather, the Compensation Committee reviewed certain publicly available information concerning executive compensation paid by companies in our peer group, as well as information provided by the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2015 an officer or employee of the Company or any of the Company’s direct or indirect subsidiaries nor is any such person a former officer of the Company or any of the Company’s direct or indirect subsidiaries.  In addition, no executive officer of the Company currently serves as a director or member of the compensation committee of any entity that has one or more executive officers serving as a director of the Company.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s charter, which may be accessed on the Corporate Governance section of our website at www.biminicapital.com, describes the composition, purposes and responsibilities of the committee.  Among other things, the charter provides that the committee shall be comprised of at least one director as appointed by the Board, each of whom shall meet the independence requirements under applicable law and stock exchange listing standards as in effect from time to time and shall be free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the committee.  The charter also provides that the committee shall be responsible to identify and recommend to the Board of Directors persons to be nominated by the Board to stand for election as directors at each Annual Meeting of Stockholders and persons to be elected by the Board to fill any vacancy or vacancies in its number.  The committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board.  The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee may consider candidates proposed by management, but is not required to do so.  The committee also relies on suggestions and recommendations from current directors and stockholders and does not distinguish nominees recommended by stockholders from other nominees.  A stockholder who wishes to recommend a candidate for director of the Company may write to Chair, Corporate Governance and Nominating Committee of the Board of Directors, in care of our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

In evaluating candidates for members of the Board, the Corporate Governance and Nominating Committee has not established specific minimum qualification standards, but rather takes into consideration such factors as it deems appropriate.  These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.  We do not have a formal policy concerning diversity, but the Corporate Governance and Nominating Committee does consider certain types of diversity when nominating director candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.  The nominee for the Board of Directors in this proxy statement was nominated by the Corporate Governance and Nominating Committee.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines.  These guidelines are revised from time to time to better address new or changing needs and regulatory requirements.  The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at www.biminicapital.com, and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

Corporate Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all officers, directors and employees of the Company and its subsidiaries.  The Company has also adopted a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial Officers may be accessed from the Corporate Governance section of our website at www.biminicapital.com, and will be made available in print to any stockholder upon written request delivered to our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.  The Company intends to disclose any waivers from, or amendments to, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers required to be disclosed by applicable law or stock exchange listing standards by posting a description of such waiver or amendment on our website at www.biminicapital.com.

Stockholder Communications

Stockholders and other interested parties may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board or with the non-management directors as a group, by sending a letter to the attention of the appropriate person or persons (which may be marked as confidential) addressed in care of our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.  All communications received by our corporate secretary will be forwarded to the intended recipient(s).  Any such communications may be made anonymously.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditor.

In this context, the Audit Committee has:

•
Met and held discussions with management and the independent auditor. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2015 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

•
The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

•
The Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures.

•
The Audit Committee considered any non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as described on page 17 of this Proxy Statement). All of the non-audit services provided by the independent auditor since April 17, 2008, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 17 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

•
In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

•
The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert J. Dwyer (Chair)

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION OF DIRECTORS

Overview

Directors who are not also employees of the Company are paid compensation in exchange for their service as a director.  Director compensation is reviewed periodically by the Board to ensure such compensation is reasonable and appropriate.

Annual Retainer

During 2015, we paid an annual director’s fee equal to $85,000 to each director who is not an officer or employee.  Each of the Company’s non-employee directors had the option to receive between one-third and one-half of their director compensation in the form of shares of the Company’s Class A Common Stock, subject to applicable limitations on ownership as described in the Company’s charter. Beginning January 1, 2016, the non-employee directors will receive 100% their compensation in cash.  Director’s fees are paid in advance on January 1, April 1, July 1 and October 1 of each year.  We also reimburse all directors for costs and expenses for attending these meetings.  Directors who are also employees of the Company are not separately compensated for their service as directors.

Additional Retainers

In addition to the annual retainer described above, non-employee directors were entitled to the following additional retainers during 2015:

Nature of Retainer	Retainer Amount
Audit Committee Chair	$27,500
Corporate Governance and Nominating Committee Chair	$12,500
Compensation Committee Chair	$12,500

During 2015, Mr. Dwyer served as Chair of each of the Committees listed above.

The following table sets forth the compensation paid to non-employee directors during 2015:

Director Compensation*
	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards1	Compensation	Total
Name	($)	($)	($)	($)
Robert J. Dwyer	76,351	61,149	-	137,500
Frank E. Jaumot	57,914	27,086	-	85,000

*	Columns for “Non-Equity Incentive Plan Compensation” and “Changes in Pension Value and Nonqualified Compensation Earnings” have been omitted because they were not applicable.

1.
Amounts in this column represent the expense, rounded to the nearest dollar, recognized for financial statement purposes for the year ended December 31, 2015, in accordance with FASB ASC Topic 718, Stock Compensation, of shares of the Company’s Class A Common Stock issued to directors in lieu of retainer fees that would otherwise be payable in cash. The grant date fair value of shares of the Company’s Class A Common Stock issued during 2015 to each non-employee director is shown in the table below entitled “Stock Awards to Non-Employee Directors in Lieu of Cash Payments.”

Stock Awards to Non-Employee Directors in Lieu of Cash Payments
			Price
	Grant	Number of	of Stock	Total
Name	Date	Shares	Awards1	($)
Robert J. Dwyer	1/1/2015	5,044	1.90	9,584
	4/1/2015	9,822	1.75	17,189
	7/1/2015	6,139	2.80	17,189
	10/1/2015	12,923	1.33	17,187
Frank E. Jaumot	1/1/2015	3,071	1.90	5,835
	4/1/2015	4,048	1.75	7,084
	7/1/2015	2,530	2.80	7,084
	10/1/2015	5,326	1.33	7,083

1
Amounts in this column represent the grant date fair value, computed in accordance with FASB ASC Topic 718, attributable to shares of the Company’s Class A Common Stock issued to directors in lieu of retainer fees that would otherwise be payable in cash.

COMPENSATION OF EXECUTIVE OFFICERS

Our executive officers are appointed by the Board of Directors and they serve at the Board’s discretion.  None of our executive officers or directors are related.  Set forth below is information about our current executive officers.

ROBERT E. CAULEY, 57, has been a director of the Company since its inception in 2003.  He is currently Chairman of the Board and Chief Executive Officer of the Company and is one of the Company’s founders.  He has served as Chairman of the Board, President and Chief Executive Officer of Orchid Island Capital, Inc. since its formation in August 2010. Prior to co-founding the Company, he was Vice President, Portfolio Manager at Federated Investment Management Company in Pittsburgh, Pennsylvania, where, from 1996 until September 2003, he served as a lead portfolio manager, co-manager, or assistant portfolio manager of $4.25 billion (base capital, unlevered amount) in mortgage and asset backed securities funds.  From 1994 to 1996, he was an associate at Lehman Brothers in the asset-backed structuring group.  From 1992 to 1994, he was a credit analyst in the highly levered firms group and the aerospace group at Barclay’s Bank.  Mr. Cauley has invested in, researched, or structured almost every type of mortgage-backed security.  Mr. Cauley, who is a CFA and a CPA, received his MSIA in finance and economics from Carnegie Mellon University and his BA in accounting from California State University, Fullerton.  Mr. Cauley served in the United States Marine Corps for four years.

G. HUNTER HAAS, IV, 39, has been the President, Chief Investment Officer and Chief Financial Officer of the Company since April 2008. He has served as a director and as the Chief Financial Officer and Chief Investment Officer of Orchid Island Capital since August 2010.  Prior to assuming his current roles with the Company, Mr. Haas was the Company’s Senior Vice President and Head of Research and Trading. Mr. Haas joined the Company in May 2004 as Vice President and Head of Mortgage Research. He has over 12 years of experience in this industry and has managed trading operations for the portfolio since his arrival in May 2004. Mr. Haas has approximately eight years of experience as a member of senior management of a public REIT. Prior to joining the Company, Mr. Haas worked in the mortgage industry as a member of a team responsible for hedging a servicing portfolio at both National City Mortgage and Homeside Lending, Inc. Prior to December 2001, Mr. Haas attended Oklahoma State University, where he received his MS in Economics.  While there he focused his graduate studies on econometrics, forecasting and statistical analysis.

The following table summarizes compensation awarded or paid during the Company’s last two fiscal years to Robert E. Cauley and G. Hunter Haas, IV as the Company’s principal executive officer and principal financial officer, respectively.  Mr. Cauley and Mr. Haas constitute all of the Company’s executive officers and are referred to as the Company’s named executive officers. The table below also includes all compensation awarded or paid during the Company’s last two fiscal years to Mr. Cauley and Mr. Haas by Orchid Island Capital, Inc. (“Orchid”).  Orchid is externally managed and advised by Bimini Advisors, LLC (“Bimini Advisors”), which is a wholly-owned subsidiary of the Company.  Mr. Cauley and Mr. Haas serve as executive officers of both Bimini Advisors and Orchid.  Bimini Advisors has not paid any compensation to Mr. Cauley or Mr. Haas.

Summary Compensation Table*
					Stock		All Other
		Salary	Bonus		Awards1		Compensation6	Total
Name	Year	($)	($)		($)		($)	($)
Robert E. Cauley	2015	787,500	456,250	2,3	451,250		24,112	1,719,112
Chief Executive Officer	2014	525,000	522,500	4,5	192,500	5	19,540	1,259,540
G. Hunter Haas, IV	2015	600,000	350,000	2,3	392,497		15,320	1,357,817
President and Chief Financial Officer	2014	400,000	427,500	4,5	157,500	5	12,932	997,932

*	Columns for “Option Awards”, “Non-Equity Incentive Plan Compensation” and “Changes in Pension Value and Nonqualified Compensation Earnings” have been omitted because they were not applicable.

1.	Does not reflect the amounts actually received as compensation, but represents the grant date fair value computed in accordance with FASB ASC Topic 718.

2.
In January 2016, the Compensation Committee awarded bonuses in respect of 2015 service to the Company in the amounts of $385,000 and $315,000 to Messrs. Cauley and Haas, respectively.  Each officer was given the right to take his bonus in cash, shares of common stock, or a combination thereof.  Mr. Cauley elected to receive his bonus $291,250 in cash and $93,750 in shares (calculated at a price of $ .75 per share).  Mr. Haas elected to receive his bonus $215,000 in cash and $100,000 in shares (calculated at a price of $ .75 per share).These amounts were paid in January 2016.

3.
In March 2016, the Compensation Committee of Orchid awarded cash bonuses to Messrs. Cauley and Haas in respect of 2015 service to or for the benefit of Orchid in the amounts of $165,000 and $135,000, respectively.  These amounts were paid in March 2016.  Also in March 2016, the Compensation Committee of Orchid awarded Messrs. Cauley and Haas performance units and immediately vested common stock in respect of 2015 service to or for the benefit of Orchid with a grant date fair value of $357,500 and $292,498, respectively.

4.
In January 2015, the Compensation Committee awarded bonuses in respect of 2014 service to the Company in the amounts of $385,000 to Mr. Cauley and $315,000 to Mr. Haas.  These amounts were paid in January 2015.

5.
In January 2015, the Compensation Committee of Orchid awarded cash bonuses to Messrs. Cauley and Haas in respect of 2014 service to or for the benefit of Orchid in the amounts of $137,500 and $112,500, respectively.  These amounts were paid in January 2015.  Also in January 2015, the Compensation Committee of Orchid awarded Messrs. Cauley and Haas performance units and immediately vested common stock in respect of 2014 service to or for the benefit of Orchid with a grant date fair value of $192,500 and $157,500, respectively.  Except as set forth in notes 3 and 5, all compensation set forth in the table above was determined at the discretion of the Compensation Committee of the Company in respect to service performed for the benefit of the Company.

6.
Amounts in this column consist of payments made with respect to reimbursement of certain  life, health, disability, accidental death and dental insurance premiums (exclusive of any tax gross-up payments) in excess of the percentage of such premiums paid by the Company for salaried employees generally  and  matching contributions under the Company’s 401(k) savings plan.

Neither Mr. Cauley nor Mr. Haas has an employment agreement with the Company.  However, Mr. Cauley and Mr. Haas have entered into agreements with the Company which provide for certain payments upon the termination of their employment.  Such agreements are described in detail below under “Potential Payments Upon Termination or a Change of Control.”

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised stock options or unvested equity awards of any kind held by executive officers as of December 31, 2015.

ANALYSIS OF EXECUTIVE COMPENSATION

As discussed herein under the caption “Compensation Committee,” the Compensation Committee of the Board of Directors is responsible for reviewing and establishing or recommending to the Board of Directors the compensation and benefits of the Company’s executive officers, administering the Company’s incentive compensation plans and establishing and reviewing general policies relating to compensation and benefits.  At the beginning of each year, the Compensation Committee sets general performance goals and objectives for the named executive officers.  Through-out the year, the Compensation Committee monitors the overall performance of the Company and the success of the executive officers in achieving the designated goals.  At the end of the year, based on the overall performance of the Company and the extent to which it has achieved the designated goals, the Compensation Committee makes a determination with respect to the executive officer salaries and bonuses.

For 2014, the Compensation Committee set the following general corporate goals to measure executive officer performance: (i) completion of additional public offerings of Orchid or of the Company, (ii) improvement in net income, (iii) improvement in book value, (iv) improvement in market price per share, (v) execution of a financing transaction at MortCo TRS, LLC that allows the Company to utilize available NOLs, (vi) development of alternate means to increase assets under management and thereby improve profitability of the Company and Bimini Advisors, (vii) material reduction in year-over-year expenses, or (viii) execution of other joint ventures or strategic alliances that enhance profitability of the Company.  Based on the Company’s success during 2014 in achieving certain performance goals that had been set for the year, the Compensation Committee awarded the cash and stock bonuses described in the table above. Specifically, Orchid raised $171.3 million in capital, net of fees, thereby increasing management fee revenue to the Company from approximately $0.664 million in 2013 to approximately $2.013 million in 2014. The Company’s stock price increased from $0.2759 at December 31, 2013 to $1.90 at December 31, 2014, and during the same period the Company’s book value per share increased from $0.15 to $0.75.

For 2015, the Compensation Committee set the following general corporate goals to measure executive officer performance: (i) completion of additional public offerings by Orchid or the Company, (ii) improvement in net income, (iii) improvement in book value, (iv) improvement in market price per share (which may be measured against the results of other entities in the Company’s peer group), (v) execution of a financing transaction at MortCo TRS, LLC that allows the Company to utilize available NOLs, (vi) development of alternative means to increase assets under management and thereby improve profitability of the Company and Bimini Advisors, (vii) execution of strategic alliances that increase the capital base of Orchid, (viii) material reduction in year-over-year expenses, or (ix) execution of other joint ventures or strategic alliances that enhance profitability of the Company.  Based on the Company’s success during 2015 in achieving certain performance goals that had been set for the year, the Compensation Committee awarded the bonuses described in the table above. Specifically, Orchid raised $72.4 million in capital, net of fees and shares repurchased, thereby increasing management fee revenue to the Company from approximately $2.013 million in 2014 to approximately $3.978 million in 2015.  The Company’s book value per share increased from $0.75 at December 31, 2014 to $5.54 at December 31, 2015 and the Company executed certain restructuring transactions to position the Company to be able to utilize the NOL’s of both the Company and its subsidiary, MortCo TRS, LLC.

For 2016, the Compensation Committee has set the following general corporate goals to measure executive officer performance: (i) completion of additional public offerings by Orchid or the Company, (ii) improvement in net income, (iii) improvement in book value, (iv) improvement in market price per share (which may be measured against the results of other entities in the Company’s peer group), (v) execution of a financing transaction at MortCo TRS, LLC that allows the Company to utilize available net operating losses, (vi) development of alternative means to increase assets under management and thereby improve profitability of the Company and Bimini Advisors, (vii) execution of strategic alliances that increase the capital base of Orchid, (viii) material reduction in year-over-year expenses, or (ix) execution of other joint ventures or strategic alliances that enhance profitability of the Company.

At the 2013 Annual Meeting of the Stockholders, the stockholders held a non-binding advisory vote on the Company’s 2012 executive compensation.  While 3,646,931 voted in favor and only 584,062 voted against the proposal, there were 41,180 abstentions and 5,014,328 Broker Non-Votes.  Accordingly, despite the approval of 86.2% of the stockholders who voted on the proposal, the proposal was not approved due to the large number of abstentions and Broker Non-Votes.  The Compensation Committee considered the results of this vote, and it did not make any material change to the Company’s compensation structure at that time.  The Compensation Committee will continue to set annual goals to gauge executive officer performance and to adjust compensation as necessary to reward achievement of these goals as described above.

Also at the 2013 Annual Meeting of the Stockholders, the stockholders held a non-binding advisory vote on the frequency of future advisory votes on executive compensation.  The stockholders approved a frequency of once every three years.  The Compensation Committee agrees with this recommendation and will conduct future votes on executive compensation once every three years.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Mr. Cauley and Mr. Haas entered into severance agreements with the Company on December 18, 2008.  Those agreements were replaced by new agreements entered into on June 30, 2009.  Mr. Cauley’s agreement and Mr. Haas’ agreement contain substantially the same terms and conditions.  The term of each new agreement expires June 30, 2018, but is automatically extended by additional twelve month periods each July 1 unless the Company provides written notice otherwise at least 90 days prior to the renewal date or in the event of a change of control during the term of the agreement.

The qualitative and quantitative information below reflects the amount of compensation payable to Mr. Cauley and Mr. Haas under their respective agreements with the Company in the event of termination of such executive’s employment under several different circumstances.  Amounts disclosed assume that such termination is effective as of December 31, 2015, and thus include amounts earned through such time and are estimates of the amounts that would have been payable to the executives had their employment terminated effective December 31, 2015.  The actual amounts, if any, to be paid out under the executive’s respective agreement can only be determined at the time of such executive’s separation from the Company.  Upon expiration of these agreements, the termination payment provisions contained in the agreements, as described below, will automatically terminate and will have no further force or effect.

Potential Payments and Benefits upon Termination without Cause or for Good Reason

Under the agreements, an executive shall be entitled to receive termination benefits if during the term of the agreement (i) the Company terminates executive’s employment with the Company without Cause, (ii) executive resigns from the employment of the Company and executive has good reason to resign from the Company, (iii) the executive dies or becomes disabled, or (iv) because of a change of control of the Company.  No amounts will be payable under this Agreement unless Executive’s employment with the Company is terminated as described in the preceding sentence.  If executive’s employment is terminated in accordance with the above, the executive will be entitled to receive the following payments and benefits from the Company, subject to the terms and conditions of the severance agreements:

•	Payment of any accrued but unpaid salary from the Company through the date that employment terminates;
•	Payment of any bonus that has been approved by the Compensation Committee of the Board but which remains unpaid as of termination of employment;
•
Reimbursement for any expenses that the executive incurred on behalf of the Company prior to termination of employment to the extent that such expenses are reimbursable under the Company’s standard reimbursement policies;

•	Payment for the cost of continued health plan coverage for the executive and his qualified beneficiaries through the term of the agreement;
•	Payment for any benefits or payments that the executive is entitled to receive under any employee benefit plans or other arrangements or agreements that cover executive;
•	Nonvested phantom shares or restricted stock, stock options and other stock-based awards will become automatically vested on the date of the executive’s termination of employment;
•	Indemnification if certain liabilities are incurred by the executive pursuant to Internal Revenue Code Section 4999; and
•	A severance benefit equal to the amount described in either (i) or (ii) below, as applicable:

(i)
If the Company terminates the executive’s employment without Cause within six months before or after a change of control or the executive resigns from the Company within six months after a change of control with Good Reason, the executive will receive a severance benefit equal to three times his “current cash compensation,” which shall be equal to one year of the executive’s annual base salary from the Company as in effect on the date the executive’s employment terminates and the average of the annual cash bonuses, excluding extraordinary bonuses, paid to the executive for the Company’s two fiscal years ending before the date the executive’s employment with the Company terminates; or

(ii)
If the Company terminates the executive’s employment without cause or the executive resigns from the Company with Good Reason, in each case not in connection with a change in control, or if the executive dies or becomes disabled, the severance benefit payable is equal to the executive’s current cash compensation multiplied by the quotient of (a) the number of days remaining in the term of the agreement and (b) 365.

The following table presents the potential post-employment payments our named executive officers would be entitled under their severance agreements and assumes that the triggering event took place on December 31, 2015.

		Termination by Company without Cause or by Employee for Good Reason
			Not in
		In Connection	Connection
		with a Change	with a Change	Death or
	Benefits and	in Control	in Control	Disability
Name	Payments Upon Termination	($)	($)	($)
Robert E. Cauley	Severance Benefit	3,583,125	2,984,301	2,984,301
	Continuation of Health Insurance	64,110	64,110	64,110
	Totals	3,647,235	3,048,411	3,048,411
G. Hunter Haas, IV	Severance Benefit	2,763,750	2,301,863	2,301,863
	Continuation of Health Insurance	41,463	41,463	41,463
	Totals	2,805,213	2,343,326	2,343,326

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Orchid Island Capital, Inc. (“Orchid”) is externally managed and advised by our wholly-owned subsidiary, Bimini Advisors, LLC (“Bimini Advisors”), pursuant to the terms of a management agreement.  Bimini Advisors is responsible for administering Orchid’s business activities and day-to-day operations, subject to the supervision and oversight of Orchid’s Board of Directors.  Orchid pays Bimini Advisors a monthly management fee, payable in arrears, and began reimbursing Bimini Advisors for certain expenses commencing with the calendar quarter beginning July 1, 2014. Bimini Advisors earns a management fee regardless of the performance of Orchid’s investments.

Under the current management agreement, Orchid paid Bimini Advisors aggregate management fees of $3,978,000 for the year ended December 31, 2015 and $2,013,300 for the year ended December 31, 2014.  In addition, during the years ended December 31, 2015 and 2014 Orchid reimbursed Bimini Advisors $1,064,000 and $390,300, respectively, which represents an allocation of overhead expenses, including $491,000 and $152,000, respectively, for its allocable share of the Chief Financial Officer’s salary.  The initial term of the management agreement expired on February 20, 2016, at which time it was automatically renewed for an additional one year term.  The management agreement will continue to be automatically renewed for additional one-year terms unless terminated by either party.  Should Orchid terminate the management agreement without cause, it will pay to Bimini Advisors a termination fee equal to three times the average annual management fee, as defined in the management agreement, before or on the last day of the initial term or automatic renewal term.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

As of the close of business on March 30, 2016, there were 12,695,503 shares of the Company’s common stock issued and outstanding, consisting of 12,631,627  shares of Class A Common Stock, 31,938 shares of Class B Common Stock and 31,938 shares of Class C Common Stock.   The following table sets forth as of March 30, 2016, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors of the Company, (c) the other named executive officers of the Company named in the Summary Compensation Table; and (d) all directors and executive officers of the Company as a group. Knowledge of the beneficial ownership of our common stock is based on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, as amended. The business address of the directors and officers listed below is the address of our principal executive office, 3305 Flamingo Drive, Vero Beach, Florida 32963.  Except as otherwise indicated, to our knowledge each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Each person’s beneficial ownership includes:

•	all shares the person actually owns (of record or beneficially);
•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the person has the right to acquire within 60 days after March 30, 2015 (such as upon vesting of outstanding phantom shares that are scheduled to vest within such period).

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A Common Stock	Julia L. Johnson	1,058,265	8.38
	P.O. Box 1825
	Windemere, Florida 34786

	Directors:
	Robert E. Cauley	1,165,225	9.22%
	Robert J. Dwyer	1,091,117	8.64%
	Frank E. Jaumot	605,290	4.79%

	Other Named Executive Officers:
	G. Hunter Haas, IV	1,053,514	8.34%

	All Directors and Executive Officers as a Group	3,915,146	30.99%

Class B Common Stock	Robert E. Cauley	11,178	35.00%

	All Directors and Executive Officers as a Group	11,178	35.00%

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file reports of initial ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission.  To the Company’s knowledge, based solely on a review of copies of such reports filed with the Securities and Exchange Commission and written representations that no other reports were required, the required filings of all such directors and executive officers were filed timely.

2015 Annual Report

The Company’s 2015 Annual Report is being mailed to stockholders concurrently with this Proxy Statement.  The 2015 Annual Report, however, is not part of the proxy solicitation material.  A copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which includes the Company’s consolidated financial statements for the year ended December 31, 2015, is contained in the 2015 Annual Report and is available on the Company’s website at www.biminicapital.com.  You may obtain additional copies of our Annual Report on Form 10-K free of charge by directing your request in writing to our corporate secretary at Bimini Capital Management, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

Important Notice Regarding Delivery of Stockholder Documents

In accordance with a notice sent to certain street name stockholders of the Company’s voting stock who share a single address, only one copy of this Proxy Statement and the Annual Report is being sent to that address unless we received contrary instructions from any stockholder at that address.  This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs.  However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Annual Report, he, she or it may contact the Company at 3305 Flamingo Drive, Vero Beach, Florida 32963, (772) 231-1400, and the Company will deliver those documents to such stockholder promptly upon receiving the request.  Any such stockholder may also contact the Company at the contact information provided above if he, she or it would like to receive separate proxy statements and annual reports in the future.  If you are receiving multiple copies of the Annual Report and Proxy Statement, you may also request householding in the future by contacting the Company’s corporate secretary.

Other Matters; Adjournments

So far as is known, no matters other than those described herein are expected to come before the 2016 Annual Meeting of Stockholders.  It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the meeting, or any adjournment or postponement thereof, in the discretion of the person or persons voting such proxies unless the stockholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.  Adjournments may be made for the purpose of, among other things, soliciting additional proxies.  Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting.  If the Annual Meeting is adjourned or postponed for any reason, all proxies will be voted at the reconvened Annual Meeting in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for proxies that have, at that time, effectively been revoked or withdrawn).  The Company does not currently intend to seek an adjournment of the Annual Meeting.

Vero Beach, Florida April [ ], 2016